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                                                                 Exhibit 5.1



                                    April 27, 1999

Jacor Communications, Inc.
50 E. RiverCenter Boulevard
12th Floor
Covington, Kentucky 41011

     Re: Sale of 1,250,000 Shares of Common Stock of Jacor Communications, Inc. Pursuant to the Company's Form S-8 Registration Statement relating to the Jacor Communications, Inc. 1993 Stock Option Plan

Gentlemen:

     We have acted as counsel to Jacor Communications, Inc. (the "Company"), a Delaware corporation, in connection with the registration of 1,250,000 shares of Common Stock of the Company, all of which may be issued and sold under the Company's 1993 Stock Option Plan, as set forth in the Form S-8 Registration Statement filed by the Company with the Securities and Exchange Commission on April 27, 1999.

     As counsel for the Company, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Company's Certificate of Incorporation, Bylaws and other corporate records of the Company, as we have deemed necessary for the purpose of this opinion.

     On the basis of the foregoing, we are of the opinion that the 1,250,000 additional shares of Common Stock being offered for sale by the Company are currently validly authorized and, when issued and sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

                              Very truly yours,

                              GRAYDON, HEAD & RITCHEY


                              By: /s/ Richard G. Schmalzl
                                 -----------------------------------
                                     Richard G. Schmalzl, Partner


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